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                               September 3, 1996

Rally's Hamburgers, Inc.
10002 Shelbyville Road
Louisville, Kentucky 40233

Gentlemen:

     You have requested our opinion as counsel for Rally's Hamburgers, Inc., a Delaware corporation (the "Company"), in connection with the offer and sale (the "Offering") by the Company of additional securities in connection with the Company's Rights Offering, as follows: 5,534 Rights, 1,341,731 Units, 1,341,731 shares of Common Stock, 1,341,731 Warrants and 1,341,731 shares of Common Stock underlying the Warrants (the "Additional Rights," the "Additional Shares," the "Additional Warrants" and the "Additional Warrant Shares," respectively) in accordance with the Company's Registration Statement on Form S-3 to which this opinion is being filed as Exhibit 5 (the "Registration Statement").

     In rendering our opinion herein, we have assumed, with your permission: the genuineness and authenticity of all signatures on original documents submitted to us; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies or facsimiles; the continued accuracy of all certificates and other documents from public officials dated earlier than the date of this letter; the Registration Statement being declared effective by the Securities and Exchange Commission; the issuance by any necessary regulatory agencies of appropriate permits, consents, approvals, authorizations and orders relating to the Offering; the due execution and delivery of the proposed form of warrant agreement filed as
Exhibit 4(b) to the Registration Statement; the distribution of the Rights and the offer and sale of the Additional Units in the manner set forth in the Registration Statement and pursuant to said permits, consents approvals, authorizations and orders; due adoption of resolutions by the Company's Board of Directors or the Executive Committee thereof
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approving the Registration Statement and the offer and sale of the Additional
Units; and the receipt by the Company of full and valid consideration for the Units; and the exercise of the Additional Warrants in accordance with the terms of the Warrant Agreement and the continued existence of a current prospectus satisfying the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, so long as any of the Additional Warrants are outstanding and exercisable. In rendering our opinion herein, we are relying as to certain factual matters solely upon an Officer's Certificate given to us by the Company.

     Based upon the foregoing, it is our opinion that, when issued, the Additional Rights, the Additional Units, the Additional Shares, the Additional Warrants and the Additional Warrant Shares will be legally issued, fully paid and non-assessable.

     This opinion is addressed solely to the Company, and no one else has the right to rely upon it, nor may anyone release it, quote from it, or employ it in any transaction other than those discussed herein without our written consent; however, we hereby consent to the filing of this opinion as an exhibit to, and the references to this firm contained in, the Registration Statement.

                                       Respectfully submitted,

                                       CHRISTENSEN, WHITE, MILLER, FINK,
                                       JACOBS GLASER & SHAPIRO, LLP